Metalico, Inc.

FOR IMMEDIATE RELEASE

METALICO CONVERTS DEBT TO EQUITY

CRANFORD, NJ, November 29, 2006 – Metalico, Inc. (AMEX: MEA) has substantially completed conversion of its November 2004 Series 7% Convertible Notes to common equity in the Company.

The conversion of the notes (assuming all remaining conversions) coupled with the Company’s free cash flow from operations has resulted in overall debt reduction of $13.7 million so far this calendar year. As of November 28, 2006, Metalico’s total debt (assuming all remaining conversions) stood at $15.7 million, of which $8.2 million represented borrowings under Metalico’s $35 million revolving credit agreement.

In November and December of 2004, Metalico completed a private placement of two-year convertible notes to fund the acquisition of a scrap metal recycling company in Rochester, New York. The notes were redeemable in cash or convertible to common stock. By November 29, 2006, each noteholder had voluntarily either converted 100% of its principal to Metalico common stock or arranged for full conversion on its note’s maturity date. Noteholders included certain directors of the Company, members of its management, and other stockholders.

In addition, the Company has received preliminary approval from its lender to increase the commitment under its senior secured revolving credit and term loan agreement to $50 million. Metalico intends to utilize the available capital to finance acquisitions and internal development projects in the scrap-metal recycling and lead-fabricating segments and, secondarily, to support investment initiatives through AgriFuel Co., a producer and marketer of biofuels with a particular focus on biodiesel. Metalico previously announced its agreement to acquire controlling interest in AgriFuel.

Metalico, Inc. is a rapidly growing holding company with operations in two principal business segments: ferrous and non-ferrous scrap metal recycling, and fabrication of lead-based products. The Company operates seven recycling facilities through New York State and five lead fabrication plants in four states. Metalico’s common stock is traded on the American Stock Exchange under the symbol MEA.

Forward-looking Statements

This news release may contain “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements with respect to Metalico’s beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond Metalico’s control, and which may cause Metalico’s actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. Metalico assumes no obligation to update the information contained in this news release.

Contact:	Metalico, Inc. Carlos E. Agüero Michael J. Drury info@metalico.com

186 North Avenue East Cranford, NJ 07016 (908) 497-9610 FAX: (908) 497-1097 www.metalico.com

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